Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Andy Atchison	Devin Sullivan
	Chief Financial Officer	Sr. Vice President
	281-475-2670	212-836-9608
	Andy.Atchison@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS SECOND QUARTER

FISCAL 2015 FINANCIAL RESULTS

Q2 FY 2015 Overview

•	Revenues declined to $210.4 million from $221.3 million in Q2 FY 2014.

•	Total backlog rose 8.0% to $497.2 million from $460.5 million at Q4 FY 2014.

•	Net loss from continuing operations of $12.2 million, or ($0.63) per diluted share, compared to net loss from continuing operations of $79.0 million, or ($4.03) per diluted share, in Q2 FY 2014.

•	On July 31, 2014, Layne sold its Costa Fortuna business and has reflected it as a discontinued operation in all periods. The net loss from discontinued operations for Q2 FY 2015 was $42.8 million, including a loss on disposal of discontinued operations of $38.3 million.

•	Refinements to the previously announced restructuring plan increased the estimated annualized cost savings to between $17.0 and $22.0 million, with estimated implementation costs of approximately $3.5 million.

•	Layne continues to evaluate its operating results and cash flows, including its alternatives regarding under-performing assets and businesses.

•	As of July 31, 2014, cash and cash equivalents were $23.3 million, long-term debt, excluding current maturities, was $130.1 million, and equity was $211.0 million ($10.41 per share).

“Pre-tax profits at Water Resources more than tripled from Q2 FY 2014 and the outlook for this division remains promising as it continues to address opportunities in water-stressed regions of the country. Although profits at Inliner were down slightly from Q2 FY 2014 due to a temporary project delay, we remain confident that this division is on its way to producing an eighth consecutive year of record results. Geoconstruction recently announced the award of a $132.5 million dam project, which will commence late in Q4 FY 2015. Our Energy Services division generated the highest quarterly revenues in its history, and is on track to reach an annual revenue run rate of approximately $20 million in Q4 FY 2015. Heavy Civil continued to struggle, although losses narrowed substantially from Q1 FY 2015. We are advancing towards our goals of enhancing Heavy Civil’s operations and completing substantially all of this division’s unprofitable legacy contracts by the end of FY 2015. Poor results at Mineral Services will very likely persist throughout the year and into FY 2016, as global macro-economic and political factors have combined to impede new projects and depress utilization rates. In response, we continue to manage costs and consolidate locations, where appropriate, as the mining industry recovers. Compared to Q1 FY 2015, our cash position increased and our long-term debt declined, reflecting an ongoing focus on improving liquidity and strengthening our overall financial profile. Although challenges remain, especially with respect to Mineral Services and Heavy Civil, we continue to take the necessary steps to improve our operating results, and remain focused on selective restructuring activities. Our team is reinvigorated, and together we are positioning the Company to address the long-term global opportunities inherent in our end markets.”

David A.B. Brown, President and Chief Executive Officer

Financial Data	Three Months		%	Six Months		%
(000’s, except per share data)	7/31/2014	7/31/2013	Change	7/31/2014	7/31/2013	Change
Revenues
Water Resources	$53,431	$44,657	19.6	$96,557	$89,069	8.4
Inliner	39,837	37,885	5.2	73,320	68,165	7.6
Heavy Civil	53,170	75,771	(29.8)	102,588	149,611	(31.4)
Geoconstruction	26,263	10,531	149.4	45,777	23,101	98.2
Mineral Services	31,971	50,150	(36.2)	61,459	104,553	(41.2)
Energy Services	4,717	1,748	169.9	7,545	3,541	113.1
Other	4,957	4,826	2.7	8,900	9,760	(8.8)
Intersegment eliminations	(3,983)	(4,314)	(7.7)	(7,624)	(9,117)	(16.4)

Total revenues	$210,363	$221,254	(4.9)	$388,522	$438,683	(11.4)

Net loss from continuing operations attributable to Layne Christensen Company	$(12,188)	$(79,012)	(84.6)	$(41,122)	$(102,538)	(59.9)
Diluted loss per share - continuing operations	$(0.63)	$(4.03)	(84.4)	$(2.10)	$(5.23)	(59.9)

Net (loss) income from discontinued operations	$(42,840)	$4,192	*	$(41,634)	$3,940	*
Diluted (loss) income per share - discontinued operations	$(2.18)	$0.22	*	$(2.12)	$0.20	*

Net loss attributable to Layne Christensen company	$(55,028)	$(74,820)	(26.5)	$(82,756)	$(98,598)	(16.1)
Diluted loss per share	$(2.81)	$(3.81)	(26.2)	$(4.22)	$(5.03)	(16.1)

—	Not meaningful

-more-

THE WOODLANDS, TX, Tuesday, September 9, 2014 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2015 second quarter (Q2 FY 2015) ended July 31, 2014. A discussion of results of operations by division is presented below.

Revenues decreased $10.9 million, or 4.9%, to $210.4 million from $221.3 million in Q2 FY 2014. Higher revenues at Water Resources, Inliner, Geoconstruction, and Energy Services were offset by revenue declines at Heavy Civil and Mineral Services.

Cost of revenues decreased $4.4 million, or 2.4%, to $179.0 million (85.1% of revenues) from $183.4 million (82.9% of revenues) for the same period last year. The increase as a percentage of revenues was primarily due to margin declines in Heavy Civil and Mineral Services.

Selling, general and administrative expenses decreased 19.6% to $28.8 million from $35.8 million in Q2 FY 2014. This decline was driven primarily by a reduction in accrued FCPA liability of $5.2 million, a $2.7 million decline in relocation costs, and a $1.3 million decrease in compensation expenses, partially offset by increases of $1.8 million in legal and professional fees and $1.1 million in consulting fees.

Depreciation and amortization decreased 6.1% to $13.2 million from $14.1 million in Q2 FY 2014, primarily due to a reduction in capital expenditures as Layne continues to manage its liquidity position.

Layne incurred expenses of $1.3 million in Q2 FY 2015 in connection with the restructuring plan approved by the Board of Directors in June 2014. These consisted of severance and other related costs associated with workforce reductions, and costs to move and consolidate equipment and inventories. This plan is expected to generate annualized cost savings of between $17 and $22 million, up from the prior estimate of $12 million to $20 million. Implementation costs for this plan are estimated at approximately $3.5 million.

Equity in earnings (losses) of affiliates increased to $2.5 million from a loss of ($1.3) million in Q2 FY 2014. In Q2 FY 2015, equity in earnings of affiliates consisted of near breakeven performance by our international affiliates and earnings from domestic affiliates of $2.7 million. Layne’s domestic affiliates consist of joint ventures engaged in the Geoconstruction business.

Interest expense rose to $3.2 million from $1.2 million in Q2 FY 2014, the result of increased borrowings and higher interest rates, coupled with the amortization of deferred loan fees from the Convertible Note and ABL facility.

Other income, net for Q2 FY 2015 consisted primarily of gains of $0.3 million on the sale of equipment and foreign exchange gains of $0.1 million.

Despite our operating losses, we are recording no tax benefits in most jurisdictions as recovery of our deferred tax assets is uncertain.

The net loss from continuing operations in Q2 FY 2015 was $12.2 million, or $0.63 per diluted share. This compared to a Q2 FY 2014 net loss from continuing operations of $79.0 million, or $4.03 per diluted share, that included goodwill impairment charges of $14.6 million and $42.6 million of income tax expense associated with valuation allowances provided on previously recorded deferred tax assets.

On July 31, 2014, Layne sold its Costa Fortuna business, which performed Geoconstruction services in Brazil and Uruguay. The decision to sell Costa Fortuna was a result of our continuing global strategic review of operations to evaluate underperforming divisions and non-core assets. We considered the operating losses at Costa Fortuna and the likelihood they would continue, as well as expected capital needs of the business. The sluggish economy in Brazil and weak infrastructure demand was also considered. As a result of the evaluation in the second quarter, we determined that the expected return on the capital requirements was not sufficient to justify further investment. The loss from discontinued operations for Q2 FY2015 was $42.8 million, or $2.18 per diluted share, including a loss on disposal of discontinued operations of $38.3 million, or $1.95 per diluted share. In Q2 FY 2014, Layne realized income from discontinued operations of $4.2 million, or $0.22 per diluted share, consisting of a loss of $1.2 million at Costa Fortuna and income of $5.4 million at SometeX, which was transferred to discontinued operations in FY2014.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q2 FY 2015 of each segment follows the table.

	Three Months		Six Months
	Ended July 31,		Ended July 31,
(in thousands)	2014	2013	2014	2013
Revenues
Water Resources	$53,431	$44,657	$96,557	$89,069
Inliner	39,837	37,885	73,320	68,165
Heavy Civil	53,170	75,771	102,588	149,611
Geoconstruction	26,263	10,531	45,777	23,101
Mineral Services	31,971	50,150	61,459	104,553
Energy Services	4,717	1,748	7,545	3,541
Other	4,957	4,826	8,900	9,760
Intersegment eliminations	(3,983)	(4,314)	(7,624)	(9,117)

Total revenues	$210,363	$221,254	$388,522	$438,683

Equity in earnings (losses) of affiliates
Geoconstruction	$2,747	$—	$2,747	$—
Mineral Services	(212)	(1,307)	(278)	(1,788)

Total equity in earnings (losses) of affiliates	$2,535	$(1,307)	$2,469	$(1,788)

Income (loss) from continuing operations before income taxes
Water Resources	$5,134	$1,636	$6,959	$1,610
Inliner	3,726	3,969	8,569	6,308
Heavy Civil	(4,637)	(49)	(13,217)	(1,542)
Geoconstruction	649	(19,117)	(71)	(23,476)
Mineral Services	(1,144)	1,042	(4,943)	2,182
Energy Services	(836)	(923)	(1,562)	(1,489)
Other	41	(68)	161	342
Unallocated corporate expenses	(11,727)	(13,533)	(26,739)	(26,974)
Interest expense	(3,160)	(1,156)	(7,298)	(2,015)

Total loss from continuing operations before income taxes	$(11,954)	$(28,199)	$(38,141)	$(45,054)

Division Data

Water Resources Division	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$53,431	$44,657	$96,557	$89,069
Income before income taxes	5,134	1,636	6,959	1,610

Water Resources experienced growth in both revenues and income before income taxes during Q2 FY 2015 due in part to an increased level of projects in California and other areas of the western U.S. Inadequate water infrastructure in those regions, combined with lingering drought conditions have provided this segment with the contracts for water management services, particularly with the agribusiness market.

The ongoing implementation of cost controls and the effects of first quarter FY2015 strategic consolidation of certain offices within the segment have resulted in increased operating leverage from its overhead costs and a continuing improvement of income before income taxes. Cost controls have resulted in a reduction in selling expenses for the six months ended July 31, 2014 of $1.6 million, or 10%, compared to the same period in FY 2014.

Backlog at Water Resources rose to $89.8 million as of July 31, 2014 from $59.8 million as of January 31, 2014.

Inliner Division	Three Months		Six Months
(in thousands	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$39,837	$37,885	$73,320	$68,165
Income before income taxes	3,726	3,969	8,569	6,308

The decrease in income before taxes for Q2 FY 2015 resulted primarily from a delay on a project beyond Inliner’s control. Crews had been deployed to the site when this delay occurred, causing additional costs of $0.3 million. The project has since started and no further delays are expected.

The backlog at Inliner rose to $89.7 million as of July 31, 2014 from $61.1 million as of January 31, 2014.

Heavy Civil Division	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$53,170	$75,771	$102,588	$149,611
Loss before income taxes	(4,637)	(49)	(13,217)	(1,542)

Heavy Civil has certain projects in the final stages of completion that are complex and difficult in nature, which have extended over multiple years. These projects, which were discussed in the Annual Report and in the first quarter Form 10Q for FY2015, incurred additional losses of $1.1 million and $4.3 million during the three and six months ended July 31, 2014, respectively. The segment continues to struggle to complete projects that are in the final stages of completion. The estimated costs to complete these projects have been updated to reflect the best information available to us at this time and all estimated future losses have been recorded. However, it is possible that as the work progresses to completion that we could encounter unforeseen conditions or events which would cause us to revise our estimates and could result in further losses.

As a result of the project losses, the low gross profit margins have not been sufficient to offset overhead costs. The results of Heavy Civil for the six months ended July 31, 2014 were also affected by severe weather conditions experienced in many parts of the U.S. during the first quarter. Projects which were already experiencing cost overruns were delayed even further than anticipated due to heavy snowfall. Adverse weather conditions also caused an increase in expenses on projects as, once the weather subsided, work was restarted out of sequence to try and meet time constraints implicit within the contracts of certain projects, thereby further reducing profitability.

Heavy Civil has made a strategic decision to reduce its volume of hard- bid type contracts and to concentrate on increasing its opportunities for negotiated or alternative delivery contracts, which we believe have less risk. Accordingly, we expect our revenue levels to decline as compared to prior periods for the balance of the fiscal year.

The backlog at Heavy Civil was $234.5 million as of July 31, 2014 as compared to $257.6 million as of January 31, 2014.

Geoconstruction Division	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$26,263	$10,531	$45,777	$23,101
Income (loss) before income taxes	649	(19,117)	(71)	(23,476)
Equity in earnings of affiliates, included above	2,747	—	2,747	—

Results in the three months and six months ended July 31, 2014 were impacted by a $3.5 million settlement of a long-standing contract dispute. During Q2 FY 2015 , a joint venture affiliate of the segment began a project in Seattle which is providing equity earnings to Geoconstruction for FY2015.

Geoconstruction continues to execute on contracts in San Francisco and Hawaii that have been previously announced, accounting for the significant increase in revenues year over year.

Backlog at Geoconstruction was $75.7 million as of July 31, 2014 compared to $79.3 million at January 31, 2014.

In August 2014, Geoconstruction was awarded a $132.5 million contract from the Pittsburgh District, U.S. Army Corps of Engineers for the East Branch Dam located in Elk County, Pennsylvania. Work on the project is scheduled to commence later this year and should be completed by the end of 2018. This contract will be reflected in Geoconstruction’s backlog in Q3 FY 2015.

Mineral Services Division	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$31,971	$50,150	$61,459	$104,553
(Loss) income before income taxes	(1,144)	1,042	(4,943)	2,182
Equity in losses of affiliates, included above	(212)	(1,307)	(278)	(1,788)

The loss before income taxes for the three and six months ended July 31, 2014 reflected the $5.2 million reduction of our accrued FCPA liability as a result of the DOJ’s decision to close its investigation.

Equity in losses in affiliates decreased $1.1 million to $(0.2) million for Q2 FY 2015 and decreased by $1.5 million to $(0.3) million for the six months ended July 31, 2014.

Volatile commodity prices, as well as economic and political unrest have continued to affect the mining industry as discussed in Layne’s Form 10Q for first quarter FY2015 and in its Annual Report. Global exploration spending in the mining industry has continued to decrease in every geographic region. The industry overall is continuing to see reduced utilization from previous years with very few new projects starting in calendar year 2014. Those projects that have begun are sometimes short- term in nature or can experience periods of work stoppage at the owner’s direction. This causes higher direct expenses due to frequent mobilization or demobilization of rigs between locations. Management continues to believe this trend will continue throughout FY2015 and likely FY2016. In reaction to this, management has strategically reviewed its operating locations to determine efficiencies which can be gained by combining or closing locations. During Q2 FY 2015 it was determined to close one location in Africa and consolidate two other locations. The costs associated with restructuring these facilities were estimated to be approximately $1.1 million and were expensed as of July 31, 2014.

The backlog in the Mineral Services division increased to $4.5 million as of July 31, 2014 from $2.7 million at January 31, 2014.

Energy Services Division	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$4,717	$1,748	$7,545	$3,541
Loss before income taxes	(836)	(923)	(1,562)	(1,489)

Energy Services experienced significant growth in revenues during Q2 FY 2015 as it is continues to sign master service agreements and expand its services. Training of new field crews and fixed overhead costs have reduced profitability levels; however, we expect profitability to improve as the new field crews are deployed and activity increases throughout the remainder of the fiscal year.

Backlog at Energy Services was $3.0 million at July 31, 2014.

Other	Three Months		Six Months
(in thousands)	Ended July 31,		Ended July 31,
	2014	2013	2014	2013
Revenues	$4,957	$4,826	$8,900	$9,760
Income (loss) before income taxes	41	(68)	161	342

Other revenues and losses before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $11.7 million in Q2 FY 2015 compared to $13.5 million for the same period last year. This decline is due to a reduction of $2.7 million in the expenses related to the relocation of Layne’s headquarters to The Woodlands, Texas, partially offset by additional legal and professional fees of $1.2 million, and restructuring costs of $0.1 million.

Conference Call

David A.B. Brown, President & CEO, and Andy Atchison, CFO, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the length of time required to hire a successor chief executive officer and chief financial officer and their future performance, the Company’s ability to settle the ongoing investigation by the SEC into the legality, under the FCPA, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months Ended July 31, (unaudited)		Six Months Ended July 31, (unaudited)
(in thousands, except per share data)	2014	2013	2014	2013
Revenues	$210,363	$221,254	$388,522	$438,683
Cost of revenues (exclusive of depreciation and amortization, shown below)	(178,998)	(183,406)	(333,145)	(365,598)
Selling, general and administrative expenses (exclusive of depreciation and amortization, shown below)	(28,768)	(35,788)	(62,044)	(75,996)
Depreciation and amortization	(13,247)	(14,113)	(25,915)	(28,221)
Impairment charges	—	(14,646)	—	(14,646)
Restructuring costs	(1,328)	—	(1,328)	—
Equity in earnings (losses) of affiliates	2,535	(1,307)	2,469	(1,788)
Interest expense	(3,160)	(1,156)	(7,298)	(2,015)
Other income, net	649	963	598	4,527

Loss from continuing operations before income taxes	(11,954)	(28,199)	(38,141)	(45,054)
Income tax expense	(165)	(50,536)	(1,936)	(57,139)

Net loss from continuing operations	(12,119)	(78,735)	(40,077)	(102,193)
Net (loss) income from discontinued operations	(42,840)	4,192	(41,634)	3,940

Net loss	(54,959)	(74,543)	(81,711)	(98,253)
Net income attributable to noncontrolling interests	(69)	(277)	(1,045)	(345)

Net loss attributable to Layne Christensen Company	$(55,028)	$(74,820)	$(82,756)	$(98,598)

Earnings per share information attributable to Layne Christensen shareholders:
Basic loss per share - continuing operations	$(0.63)	$(4.03)	$(2.10)	$(5.23)
Basic (loss) income per share - discontinued operations	(2.18)	0.22	(2.12)	0.20

Basic loss per share	$(2.81)	$(3.81)	$(4.22)	$(5.03)

Diluted loss per share - continuing operations	$(0.63)	$(4.03)	$(2.10)	$(5.23)
Diluted (loss) income per share - discontinued operations	(2.18)	0.22	(2.12)	0.20

Diluted loss per share	$(2.81)	$(3.81)	$(4.22)	$(5.03)

Weighted average shares outstanding - basic	19,629	19,573	19,627	19,602
Dilutive stock options and nonvested shares	—	—	—	—

Weighted average shares outstanding - dilutive	19,629	19,573	19,627	19,602

	As of
	July 31,	January 31,
(in thousands)	2014	2014
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalent	$23,287	$34,842
Working capital, including current maturities of long term debt	106,456	121,330
Total assets	591,877	646,618
Total long term debt, excluding current maturities	130,124	107,118
Total Layne Christensen Company equity	211,022	289,464

Common shares issued and outstanding	20,264	19,915